Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Tax Court of Canada Releases Decision on Cameco Cost Application

Saskatoon, Saskatchewan, Canada, April 30, 2019    .    .    .    .    .    .    .    .    .     .    .    .    .

Cameco (TSX: CCO; NYSE: CCJ) has received a decision from the Tax Court of Canada on its application to recover substantial costs incurred in its dispute of reassessments with Canada Revenue Agency (CRA) for the 2003, 2005 and 2006 tax years. Cameco has been awarded $10.25 million for legal fees incurred, plus an amount for disbursements which is yet to be determined.

“I am pleased to see that we have been awarded $10.25 million for legal fees and we are optimistic that we will recover all or substantially all of the $17.9 million in disbursements,” said Tim Gitzel, Cameco’s President and CEO.

In accordance with the September 26, 2018 trial decision, Cameco made an application to the Tax Court in November 2018 to recover substantial costs incurred over the course of this case. Cameco applied to recover $20.5 million in legal costs and $17.9 million in disbursements. The amount of the award for disbursements will be determined by an officer of the Tax Court, which Cameco expects will happen before the end of this year. Timing of any payments under the cost award is uncertain.

Proceedings in the Tax Court started in 2009 when Cameco challenged its reassessments and we received a Tax Court decision in September 2018. The CRA has filed a notice of appeal on the trial decision with the Federal Court of Appeal and we anticipate it will take about two years from the start of the appeal process to receive a decision from the Federal Court of Appeal. The outcome of this appeal may impact the cost award.

CRA has the right to appeal the cost award decision.

We have posted the Tax Court decision on our website at cameco.com. Cameco will issue its first quarter results before markets open on Wednesday, May 1, 2019. The first quarter conference call with senior executives will be held Wednesday, May 1, 2019 at 1:00 p.m. Eastern.

Profile

Cameco is one of the world’s largest providers of uranium fuel. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Our uranium products are used to generate clean electricity in nuclear power plants around the world. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan.

Caution Regarding Forward-Looking Information and Statements

This news release includes statements and information about our expectations for the future, which we refer to as forward-looking information. Forward-looking information is based on our current views, which can change significantly, and actual results and events may be significantly different from what we currently expect. Examples of forward-looking information in this news release include: our statement we are optimistic that we will recover all or substantially all of the $17.9 million in disbursements; our expectation that the amount of the disbursements award will be determined by an officer of the Tax Court before the end of this year; the timing to receive a decision from the Federal Court of Appeal on the appeal of the trial court decision; and timing of announcement of our first quarter results and conference call with senior executives. Material risks that could lead to different results include: an unfavourable determination of the officer of the Tax Court or delays in making a determination of the amount of our disbursements award; a decision by the Federal Court of Appeal on the appeal of the trial decision may take longer than expected; and we may be delayed in announcing our first quarter results or holding our first quarter conference call with senior executives. In presenting this forward-looking information, we have made assumptions which may prove incorrect, including assumptions about the successful outcome and the timing of the determination of our disbursement claim; the timing of the Federal Court of Appeal decision on the appeal of the trial court decision; and our ability to announce our first quarter results and hold our first quarter conference call with senior executives when expected. Please see our most recent management’s discussion and analysis and annual information form for discussion of additional risks and assumptions. Forward-looking information is designed to help you understand management’s current views of our near-term and longer-term prospects, and it may not be appropriate for other purposes. We will not necessarily update this information unless we are required to by securities laws.

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Investor inquiries:	Rachelle Girard	306-956-6403

Media inquiries:	Carey Hyndman	306-956-6317